SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2007

TITAN GLOBAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	000-32847	87-0433444
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

1700 Jay Ell Drive, Suite 200
Richardson Texas, 75081
(Address of principle executive offices)

(972) 470-9100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Gregory Sichenzia, Esq.
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities

On November 2, 2007, Titan Nexus, Inc. (“Titan Nexus”), an indirect subsidiary of Titan Global Holdings, Inc. (the “Company”), entered into a limited recourse assignment (the “Assignment”) with YA Global Investments, L.P. (“YA Global”). Pursuant to the Assignment, Titan Nexus was assigned all right, title and interest to YA Global’s secured convertible debt position in Nexus Nano Electronics, Inc. (“Nexus Nano”), in the aggregate amount of $11,245,178, including principal and interest. The obligations are secured by all of Nexus Nano’s assets.

In consideration for the Assignment (i) Titan issued YA Global 2,000,000 shares of common stock, valued at $2.00 per share, the price of the stock at the time of the closing, and (ii) Titan PCB West, Inc. (“Titan West”), a direct subsidiary of the Company and the parent company of Titan Nexus, issued YA Global 103,503 shares of its series A convertible preferred stock (“Titan West Preferred Stock”), which contains the following provisions:

•	upon any dissolution, liquidation, winding-up or change of control of Titan West, the Titan West Preferred Stock has a liquidation value of $70 per share, or an aggregate of $7,245,178;
•
The Titan West Preferred Stock in convertible into shares of Titan West common stock and initially each share converts into 70 shares of common stock. At such time as the common stock commences trading, the conversion ratio shall be amended to the product of the stated value, divided by the lower of (i) the value weighted average price of the Titan West common stock for the first 30 trading days, (ii) the value weighted average price for the Titan West common stock for the 20 trading days ending on the date which is one year after the initial trading date, or (iii) 85% of the lowest volume weighted average price during the 20 trading days immediately preceding the conversion date; provided that in no event shall such amount be less than the figure obtained by dividing $2,000,000 by the number of shares of common stock of Titan West outstanding on a fully diluted basis, not including shares issuable to YA Global or their assignee. The Titan West Preferred Stock contains customary value weighted anti-dilutions provisions. Holders of Titan West Preferred Stock may not convert into shares of Titan West common stock which would result in the holder owning more than 4.99% of the then outstanding shares of common stock, except on 65 days’ prior notice;

•	The Titan West Preferred Stock votes together with the Titan West common stock and has the same number of votes as the number of shares of common stock into which the shares are convertible;
•	Titan West has the right to redeem the Titan West Preferred Stock on 30 days notice at any time in cash equal to the stated value of the shares being redeemed; and
•
In the event at any time after the date which is 18 months from the issuance date of the shares of Series A Preferred Stock, the Holder has the right to put the shares to Titan West solely in the event (i) Titan West has not acquired materially all of the assets of Nexus Nano, and (ii) the Titan West common stock is not then trading. The redemption price equals the stated value.

In the event that on or before the date which is 18 months from the closing, any actions are commenced to invalidate or set aside Titan Nexus’ security interests or claims to Nexus Nano’s assets, Titan Nexus’ sole remedy is to seek return of the shares of Titan West Preferred Stock or the proceeds from the sale of such shares or the common stock into which such shares are convertible.

The shares of Titan West common stock issuable upon conversion of the Titan West Preferred Stock are subject to a registration rights agreements. Pursuant to the agreement, Titan West is obligated to file a registration statement for such shares upon written demand from YA Global at any time after twelve months from the date the shares commence trading. The shares are also subject to piggy-back registration rights.

Concurrently with the closing of the Assignment, the Company sold 2,500,000 shares of common stock to YA Global for $5,000,000 in cash. All of such shares are subject to the Company’s prior registration rights agreement with YA Global (formerly named Cornell Capital Partners, LP.

Item 7.01 Regulation FD Disclosure.

On November 2, 2007, Titan issued a press release concerning the foregoing matters. A copy of such press release is being furnished as Exhibit 99.1 to this current report on Form 8-K.

The information in this Item 7.01 of this current report on Form 8-K, together with the information in Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such information shall not be deemed incorporated by reference into any registration statement or other document filed with the SEC.

 Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

10.1	Limited Recourse Assignment between Titan Nexus, Inc. and YA Global Investments, L.P., dated as of November 2, 2007
10.2	Securities Purchase Agreement between Titan Global Holdings, Inc. and YA Global Investments, L.P., dated as of November 2, 2007
99.1	Press Release dated November 2, 2007

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TITAN GLOBAL HOLDINGS, INC.

By:	/s/ Bryan Chance
Bryan Chance
Chief Executive Officer
Date: November 8, 2007